EXHIBIT (2)(p)
PURCHASE AGREEMENT
     Purchase Agreement dated July 19, 2007 between The Cushing MLP Total Return Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), and Swank Energy Income Advisors, LP (the “Sole Initial Shareholder”), a limited partnership organized under the laws of the State of Texas.
RECITALS:
     The Fund is an investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and
     The Fund proposes to issue and sell shares of its common shares of beneficial interest (each a “Share,” and more than one Share, “Shares”), par value $.001 per Share, to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission; and
     Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities;
     NOW THEREFORE, the Fund and the Sole Initial Shareholder agree as follows:
1.	The Fund offers to sell to the Sole Initial Shareholder, and the Sole Initial Shareholder agrees to purchase from the Fund, such amount of Shares to be specified by the Fund for an aggregate price of $100,000 on a date to be specified by the Fund, prior to the effective date of the Registration Statement.

2.	The Sole Initial Shareholder represents and warrants to the Fund that the Sole Initial Shareholder is acquiring the Shares for investment purposes only and not with a view to resale or further distribution.

3.	The Sole Initial Shareholder’s right under this Purchase Agreement to purchase the Shares is not assignable.
     The Fund and the Sole Initial Shareholder have caused their duly authorized officers to execute this Purchase Agreement as of the date first above written.

THE CUSHING MLP TOTAL RETURN FUND

By:	/s/ Mark W. Fordyce

Name:	Mark W. Fordyce
Title:	Treasurer and Secretary

SWANK ENERGY INCOME ADVISORS, LP

By: SWANK CAPITAL, LLC Title: General Partner

By:	/s/ Jerry V. Swank

Name:	Jerry V. Swank
Title:	Manager